Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 19, 2021 (June 21, 2021, as to the reverse stock split described in Note 15), relating to the financial statements of Monte Rosa Therapeutics, Inc. included in Registration Statement No. 333-256773 on Form S-1 of Monte Rosa Therapeutics, Inc.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 25, 2021